-------------------------               UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ------------------------------
         FORM 3                                      Washington, D.C. 20549                                     OMB Approval
-------------------------           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           ------------------------------
                                                                                                       OMB Number:        3235-0104
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Expires:
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or      Estimated average burden
                                       Section 30(f) of the Investment Company Act of 1940             hours per response.......0.5
                                                                                                      ------------------------------

    (Print or Type Responses)
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1.  Name and Address of Reporting Person*   2. Date of Event Requiring    4. Issuer name and Ticker or Trading Symbol
                                               Statement (Month/Day/Year)

                                               11/22/99                       Official Payments Corporation OPAY
    Evans, Thomas R.                           -------------------------------------------------------------------------------------
    ------------------------------------    3. I.R.S. Identification      5. Relationship of Reporting  6. If Amendment, Date of
    (Last)        (First)      (Middle)        Number of Reporting           Person(s) to Issuer           Original
                                               Person, if an entity          (Check all applicable)        (Month/day/Year)
                                               (Voluntary)
    445 Park Avenue, 10th Floor                                              [X] Director
    ------------------------------------                                     [X] Officer                ----------------------------
                  (Street)                                                       (give title below)     7. Individual or Joint/Group
                                                                             [ ] 10% Owner                 Filing
                                                                             [ ] Other                     (Check Applicable Line)
    New York,   NY           10022                                               (specify below)           [X] Form Filed by One
    ------------------------------------                                                                       Reporting Person
    (City)        (State)        (Zip)                                       Chief Executive Officer       [ ] Form Filed by More
                                                                             -------------------------         than One Reporting
                                                                                                               Person
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                                        TABLE I NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                        2. Amount of Securities     3. Ownership Form: Direct (D)    4. Nature of Indirect
   (Instr. 4)                                  Beneficially Owned          or Indirect (I) (Instr. 5)       Beneficial Ownership
                                               (Instr. 4)                                                   (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                     ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

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                                                                                                                     SEC 1473 (3-99)

FORM 3 (CONTINUED)

         TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of                2. Date Exer-           3. Title and Amount of         4. Conversion or    5. Ownership     6. Nature of
   Derivative                 cisable and             Securities Underlying          Exercise Price      Form of          Indirect
   Security                   Expiration              Derivative Security            of Derivative       Derivative       Beneficial
   (Instr. 4)                 Date                    (Instr. 4)                     Security            Security:        Ownership
                              (Month/Day/Year)                                                           Direct (D) or    (Instr. 5)
                                                                                                         Indirect (I)
                                                                                                         (Instr. 5)
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                              Date      Expira-       Title             Amount or
                              Exer-     tion                            Number of
                              cisable   Date                            Shares
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   Employee Stock Option      Immed.    8/30/09       Common Stock,      1,071,429       $1.33              D
   (right to buy)              (1)                    par value $0.01

   Employee Stock Option      Immed.    9/29/09       Common Stock,        254,031       $1.33              D
   (right to buy)              (1)                    par value $0.01

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Explanation of Responses:

(1)  ONE-THIRD OF THE OPTION VESTS OVER THE FIRST YEAR, AND THE REMAINING TWO-THIRDS VESTS IN EQUAL MONTHLY INSTALLMENTS FOR
     24 MONTHS THEREAFTER.

**      Intentional misstatements or omissions of facts constitute
        Federal Criminal Violations.
        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually           /s/ Thomas R. Evans                   12/6/99
        signed.  If space is insufficient, see Instruction 6 for          ------------------------------------  -------------------
        procedure.                                                          ** Signature of Reporting Person            Date


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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                                                                                                                     SEC 1473 (3-99)